                                                                    EXHIBIT 99.1


NEWS RELEASE                                                          (CCA LOGO)





Contact:      Karin Demler: (615) 263-3005

                       CORRECTIONS CORPORATION OF AMERICA
               ANNOUNCES 2004 FOURTH QUARTER AND YEAR END RESULTS

           REVENUES FOR FOURTH QUARTER INCREASE 10% TO $293.8 MILLION

NASHVILLE, TENN. - FEBRUARY 9, 2005 - CORRECTIONS CORPORATION OF AMERICA (NYSE:
CXW) (the "Company") today announced its financial results for the three and twelve month periods ended December 31, 2004.

FINANCIAL REVIEW

FOURTH QUARTER OF 2004 COMPARED WITH FOURTH QUARTER OF 2003

For the three month period ended December 31, 2004, the Company reported net income available to common stockholders of $14.9 million, or $0.38 per diluted share, compared with $78.8 million, or $2.01 per diluted share, for the same period in 2003.

Financial results for the fourth quarter of 2004 included income tax charges netting $0.03 per diluted share related to an assessment by the Internal Revenue Service ("IRS") of taxes associated with prior refunds received by the Company during 2002 and 2003, partially offset by a net income tax benefit for the implementation of tax planning strategies that are expected to reduce the Company's future effective tax rate, each as further described below. Excluding these items, net income available to common stockholders was $0.41 per diluted share for the fourth quarter of 2004.

Financial results for the fourth quarter of 2003 included an income tax benefit of $52.5 million, substantially all of which was a non-cash benefit due to the reversal at December 31, 2003, of the Company's valuation allowance that had been applied to its deferred tax assets. Prior to the removal of the valuation allowance, the Company did not recognize a provision for income taxes, other than for certain state taxes. The Company estimates that net income available to common stockholders for the fourth quarter of 2003, excluding the $52.5 million income tax benefit and adjusted for an income tax provision using an estimated combined federal and state effective tax rate of 40% (the approximate rate for all of 2004), would have been $14.9 million, or $0.38 per diluted share.

Earnings per diluted share for the fourth quarter of 2004, excluding the aforementioned special items, represent a 7.9% increase over estimated fourth quarter 2003 earnings per diluted share on an adjusted and as-taxed basis. Please refer to the Illustration of Net Income Adjusted for Special Items and Assuming a Tax Provision and related information for the three and twelve months ended December 31, 2003, following the financial statements herein.

Operating income for the three months ended December 31, 2004, was $45.0 million compared with $44.7 million for the same period in 2003. EBITDA for the fourth quarter of 2004 was $59.1 million, compared with $58.7 million for the fourth quarter of 2003, and Adjusted Free Cash Flow increased to $30.1 million during the three months ended December 31, 2004, compared with $27.4 million generated during the same period in 2003. During the fourth quarter of 2004, the Company also terminated an unprofitable





                                     -more-

10 Burton Hills Boulevard, Nashville, Tennessee 32715, Phone: 615-263-3000

                                                 CCA 2004 Fourth Quarter Results
                                                                          Page 2


management contract, and completed the construction of over 1,500 beds at seven of the Company's facilities.

EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures. Please refer to the Calculation of Adjusted Free Cash Flow and Adjusted EBITDA and related information following the financial statements herein.

TWELVE MONTHS ENDED DECEMBER 31, 2004 COMPARED WITH THE TWELVE MONTHS ENDED DECEMBER 31, 2003

For the twelve months ended December 31, 2004, the Company generated net income available to common stockholders of $61.1 million, or $1.55 per diluted share, compared with $126.5 million, or $3.44 per diluted share, for the year ended December 31, 2003.

In addition to the fourth quarter items discussed above, financial results for the year ended December 31, 2004, included an income tax benefit of $0.03 per diluted share, primarily resulting from a change in estimated income taxes recognized during the third quarter of 2004 associated with certain financing transactions completed during 2003.

In addition to the income tax benefit realized during the fourth quarter of 2003, results for the twelve months ended December 31, 2003, included the following special items:

         o A charge of approximately $6.7 million associated with the Company's recapitalization transactions completed during 2003;

         o A non-cash gain of $2.9 million associated with the extinguishment of a promissory note issued in connection with the final payment of the state court portion of the Company's 2001 stockholder litigation settlement; and

         o A charge of approximately $4.5 million for a premium paid associated with the Company's tender offer for its series B cumulative preferred stock completed during the second quarter of 2003.

Excluding these special items, and adjusting for an income tax provision, the Company estimates that net income available to common stockholders for the year ended December 31, 2003 would have been $44.6 million, or $1.23 per diluted share. Earnings per diluted share for 2004, excluding special items, represent a 26.0% increase over diluted earnings per share for 2003 on an adjusted and as-taxed basis. Please refer to the Illustration of Net Income Adjusted for Special Items and Assuming a Tax Provision and related information for the three and twelve months ended December 31, 2003, following the financial statements herein.

Operating income for the year ended December 31, 2004, increased to $175.0 million compared with $169.4 million for 2003. EBITDA adjusted for special items ("Adjusted EBITDA") increased to $228.6 million during 2004 compared with $222.7 million during 2003. The increase in operating income and Adjusted EBITDA resulted primarily from higher occupancy levels and improved margins at a number of the Company's facilities housing federal inmate populations, partially offset by reductions in Colorado and Wisconsin inmate populations. Operating income and Adjusted EBITDA were also negatively affected by approximately $5.8 million in operating losses incurred during the first half of 2004 in connection with start-up activities and staffing expenses at the Company's Northeast Ohio, Tallahatchie and Delta facilities.

Adjusted Free Cash Flow increased slightly during 2004 to $112.6 million compared with $111.3 million during 2003. In addition to the cash generated from new management contracts, Adjusted Free Cash Flow also benefited from a series of recapitalization transactions undertaken by the Company in 2003 and 2004.


                                     -more-

                                                 CCA 2004 Fourth Quarter Results
                                                                          Page 3

The benefits from these transactions were partially offset by increases in expenditures for technology and facility improvements compared with 2003. Please refer to the Calculation of Adjusted Free Cash Flow and Adjusted EBITDA and related information following the financial statements herein.

INCOME TAXES

During the fourth quarter of 2004, the Company incurred income tax charges netting $0.03 per diluted share, consisting of the following:

         o A net income tax benefit of $0.01 per diluted share associated with tax planning strategies that are expected to further reduce the Company's future effective tax rate, and

         o An assessment by the IRS resulting in an income tax charge of $0.04 per diluted share. During the fourth quarter of 2004, the IRS notified the Company that refunds previously received in 2002 and 2003 would be reduced by $16.3 million as a result of limitations on the amount of taxable losses available to be carried back to those years. As a result of this adjustment, the Company will now carry the disallowed losses forward to offset taxable income during 2005. The IRS adjustment resulted in interest charges totaling $0.04 per diluted share, which has been reflected in income tax expense in the accompanying financial statements.

OPERATIONS HIGHLIGHTS

For the three months ended December 31, 2004 and 2003, key operating statistics for the continuing operations of the Company were as follows:

                                                THREE MONTHS ENDED DECEMBER 31,
               Metric                              2004                2003
------------------------------------------     -------------      -------------

Average Available Beds                                67,998             58,232
Average Compensated Occupancy                           92.6%              95.4%
Total Compensated Man-Days                         5,795,766          5,111,879

Revenue per Compensated Man-Day                $       49.74      $       51.09
Operating Expense per Compensated Man-Day:
   Fixed                                               27.67              27.68
   Variable                                             9.60               9.79
                                               -------------      -------------
   Total                                               37.27              37.47
                                               -------------      -------------

Operating Margin per Compensated Man-Day       $       12.47      $       13.62
                                               =============      =============
Operating Margin                                        25.1%              26.7%

The decrease in margins from the prior-year period was substantially the result of an increase in the Company's managed-only business resulting from the award of 6,314 incremental beds by the Texas Department of Criminal Justice ("TDCJ"), commencing in January 2004. To better illustrate the effect on operating margins of the Texas contract award, operating margins for managed-only facilities averaged 15.4% during the three month period ended December 31, 2004, compared with 29.2% for owned and managed facilities.

Total revenue for the fourth quarter of 2004 increased 10% to $293.8 million from $266.9 million during the fourth quarter of 2003, as total compensated man-days increased to 5.8 million from 5.1 million. Average compensated occupancy for the quarter decreased to 92.6% from 95.4% in the fourth quarter of 2003. This decrease is primarily due to the completion during the fourth quarter of 2004 of the construction of over 1,500 beds at seven of the Company's facilities as well as reductions in inmate


                                     -more-

                                                 CCA 2004 Fourth Quarter Results
                                                                          Page 4

populations from the states of Alabama, Colorado, and Wisconsin. Revenue per compensated man-day decreased from $51.09 in the fourth quarter of 2003 to $49.74 during the current quarter, reflecting lower per-diems associated primarily with the aforementioned Texas contract award.

Fixed operating expenses per compensated man-day, consisting primarily of salaries and benefits, remained essentially unchanged while variable operating expenses per compensated man-day decreased primarily as a result of a reduction in expenses related to legal proceedings in which the Company is involved.

BUSINESS DEVELOPMENT UPDATE

On December 23, 2004, the Company was awarded the Criminal Alien Requirement Phase 4 contract ("CAR 4") from the Federal Bureau of Prisons ("BOP") to manage approximately 1,195 federal inmates at the Company's Northeast Ohio Correctional Facility. The terms of the contract provide for a 50% guaranteed rate of occupancy for 90 days following a Notice to Proceed, and a 90% guaranteed rate of occupancy thereafter. The Company expects to receive a Notice to Proceed within 180 days of the contract award.

On February 1, 2005, the Company announced that it had commenced construction of the Red Rock Correctional Center, a new 1,596-bed correctional facility located in Eloy, Arizona. The facility will be owned and managed by CCA, and is expected to cost approximately $75 million. The project is slated for completion during the first quarter of 2006. The capacity at the new facility is intended primarily for existing CCA customers, including approximately 750 inmates from the state of Alaska that are currently housed at the Company's Florence Correctional Center located in Florence, Arizona, as well as inmates from other jurisdictions that are currently housed at various other CCA facilities. The Company expects that the capacity being made available at the Florence facility as the result of the relocation of Alaskan inmates will be offered to federal customers currently occupying both the Florence and Central Arizona facilities, including the U.S. Marshals Service and the Bureau of Immigration and Customs Enforcement.

Commenting on the Company's financial results, President and CEO, John Ferguson stated, "2004 was another successful year for the Company as we experienced 26% earnings per share growth adjusted for special items and strategically added bed capacity that should help sustain our earnings momentum in future years. The Company's balance sheet is strong, and we are well positioned to assist our customers in meeting their ongoing capacity requirements."

Ferguson continued, "As we enter 2005, we continue to see a positive operating environment for CCA. Federal, state and local governments continue to experience budget difficulties, and as a result, the construction of new beds remains constrained. At the federal level, the Bush administration continues to advocate alternative means to government funding of prison construction by the Federal Bureau of Prisons, while the recently passed Intelligence Bill calls for the addition of thousands of detention beds for the Department of Homeland Security. The needs of these two agencies alone provide what we believe will be a meaningful opportunity for the private sector."

Ferguson concluded, "During 2004, CCA added a number of new customers including Arizona, Minnesota, Vermont and Washington. We believe the movement to privatization will continue as government entities struggle to balance increasing demands on their operating and capital budgets. As this difficult budgetary environment should remain for the next several years, we fully expect to see the private prison sector expand its share of the nation's prison beds."


                                     -more-

                                                 CCA 2004 Fourth Quarter Results
                                                                          Page 5



GUIDANCE

The Company expects diluted earnings per share for the first quarter of 2005 to be in the range of $0.32 to $0.34, and full year EPS to be in the range of $1.75 to $1.85. The Company has not included in its full year 2005 guidance the effect of the implementation of the Financial Accounting Standard Board's Statement No. 123R requiring, among other things, the expensing of stock options. During the first half of 2005, the Company will evaluate and select a method for determining the amount of expense to be recognized in accordance with Statement No. 123R, and the Compensation Committee of the Company's Board of Directors will determine whether and to what to extent stock options will continue to be used as a form of incentive compensation in the future.

During 2005, the Company expects to invest approximately $107.0 million in capital expenditures, consisting of approximately $64.0 million in prison construction and expansions, $22.0 million in maintenance capital expenditures and approximately $21.0 million in information technology.

From time to time, the Company evaluates the design capacity of its facilities based on the customers using the facilities and the ability to reconfigure space with minimal capital outlays. In connection with the preparation of the 2005 budget, the Company increased the previously reported design capacities by an aggregate of approximately 1,500 beds effective January 1, 2005. Accordingly, occupancy statistics reported in the future will reflect the increased design capacities.

SUPPLEMENTAL FINANCIAL INFORMATION AND INVESTOR PRESENTATIONS

The Company has made available on its website supplemental financial information and other data for the three and twelve months ended December 31, 2004. The Company does not undertake any obligation, and disclaims any duty, to update any of the information disclosed in this report. Interested parties may access this information through the Company's website at www.correctionscorp.com under "Financial Information" of the Investor section.

The Company's management will be meeting with investors from time to time during the first quarter of 2005. The investor presentation will also be available on the Company's website beginning Monday, February 14, 2005. Interested parties may access this information through the Company's website at www.correctionscorp.com under "Webcasts" of the Investor section.

WEBCAST AND REPLAY INFORMATION

The Company will host a webcast conference call at 2:00 p.m. Central Time (3:00 p.m. Eastern Time) today to discuss its fourth quarter and year end financial results. To listen to this discussion, please access "Webcasts" on the Investor page at www.correctionscorp.com. The conference call will be archived on the Company's website following the completion of the call. In addition, a telephonic replay will begin today at 4:00 p.m. Central Time through 11:59 p.m. Central Time on February 16, 2005, by dialing 1-800-405-2236, pass code 11022568.

ABOUT THE COMPANY

CCA is the nation's largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. The Company currently operates 64 facilities, including 39 company-owned facilities, with a total design capacity of approximately 70,000 beds in 19 states and the District of Columbia. The Company specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, the Company's facilities offer a variety of





                                     -more-

                                                 CCA 2004 Fourth Quarter Results
                                                                          Page 6

rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. The Company also provides health care (including medical, dental and psychiatric services), food services and work and recreational programs.

FORWARD-LOOKING STATEMENTS

This press release contains statements as to the Company's beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) fluctuations in the Company's operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (ii) changes in the privatization of the corrections and detention industry, the public acceptance of the Company's services and the timing of the opening of and demand for new prison facilities; (iii) the Company's ability to obtain and maintain correctional facility management contracts, including as the result of sufficient governmental appropriations and as the result of inmate disturbances;
(iv) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond the Company's control, such as weather, labor conditions and material shortages, resulting in increased construction costs; and (v) general economic and market conditions. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission.

The Company takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.



                                     -more-

                                                 CCA 2004 Fourth Quarter Results
                                                                          Page 7



               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
         (UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                DECEMBER 31,      December 31,
                                      ASSETS                                        2004              2003
------------------------------------------------------------------------        ------------      ------------

Cash and cash equivalents                                                       $     59,624      $     84,231
Restricted cash                                                                       12,965            12,823
Accounts receivable, net of allowance of $1,380 and $1,999, respectively             155,926           135,185
Deferred tax assets                                                                   56,410            50,473
Prepaid expenses and other current assets                                             16,636             8,028
Current assets of discontinued operations                                                727             2,438
                                                                                ------------      ------------
         Total current assets                                                        302,288           293,178

Property and equipment, net                                                        1,660,010         1,586,914

Investment in direct financing lease                                                  17,073            17,751
Goodwill                                                                              15,563            15,563
Deferred tax assets                                                                       --             6,739
Other assets                                                                          28,144            38,818
Non-current assets of discontinued operations                                             --                65
                                                                                ------------      ------------

         Total assets                                                           $  2,023,078      $  1,959,028
                                                                                ============      ============

                       LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------------------------------------

Accounts payable and accrued expenses                                           $    146,751      $    155,877
Income taxes payable                                                                  22,207               913
Distributions payable                                                                     --               150
Current portion of long-term debt                                                      3,182             1,146
Current liabilities of discontinued operations                                           125             1,540
                                                                                ------------      ------------
   Total current liabilities                                                         172,265           159,626

Long-term debt, net of current portion                                               999,113         1,002,282
Deferred tax liabilities                                                              14,132                --
Other liabilities                                                                     21,574            21,655
                                                                                ------------      ------------

         Total liabilities                                                         1,207,084         1,183,563
                                                                                ------------      ------------

Commitments and contingencies

Preferred stock - $0.01 par value; 50,000 shares authorized:
   Series A - stated at liquidation preference of $25.00 per share                        --             7,500
   Series B - stated at liquidation preference of $24.46 per share                        --            23,528
Common stock - $0.01 par value; 80,000 shares authorized; 35,415 and 35,020 shares issued and outstanding at December 31, 2004 and December 31, 2003,
   respectively                                                                          354               350
Additional paid-in capital                                                         1,451,885         1,441,742
Deferred compensation                                                                 (1,736)           (1,479)
Retained deficit                                                                    (634,509)         (695,590)
Accumulated other comprehensive loss                                                      --              (586)
                                                                                ------------      ------------
         Total stockholders' equity                                                  815,994           775,465
                                                                                ------------      ------------

         Total liabilities and stockholders' equity                             $  2,023,078      $  1,959,028
                                                                                ============      ============




                                     -more-

                                                 CCA 2004 Fourth Quarter Results
                                                                          Page 8




               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
         (UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                     FOR THE THREE-MONTHS               FOR THE TWELVE-MONTHS
                                                                       ENDED DECEMBER 31,                 ENDED DECEMBER 31,
                                                                ------------------------------      ------------------------------
                                                                    2004              2003              2004              2003
                                                                ------------      ------------      ------------      ------------
REVENUE:
  Management and other                                          $    292,816      $    265,978      $  1,144,413      $  1,025,493
  Rental                                                                 971               945             3,845             3,742
                                                                ------------      ------------      ------------      ------------
                                                                     293,787           266,923         1,148,258         1,029,235
                                                                ------------      ------------      ------------      ------------
EXPENSES:
  Operating                                                          221,398           197,277           870,572           766,468
  General and administrative                                          12,836            11,101            48,186            40,467
  Depreciation and amortization                                       14,511            13,828            54,511            52,930
                                                                ------------      ------------      ------------      ------------
                                                                     248,745           222,206           973,269           859,865
                                                                ------------      ------------      ------------      ------------

OPERATING INCOME                                                      45,042            44,717           174,989           169,370
                                                                ------------      ------------      ------------      ------------

OTHER (INCOME) EXPENSE:
  Interest expense, net                                               17,368            17,987            69,177            74,446
  Expenses associated with debt refinancing and
   recapitalization transactions                                          --                --               101             6,687
  Change in fair value of derivative instruments                          --                --                --            (2,900)
  Other (income) expenses                                                449              (150)              943              (414)
                                                                ------------      ------------      ------------      ------------
                                                                      17,817            17,837            70,221            77,819
                                                                ------------      ------------      ------------      ------------

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES                 27,225            26,880           104,768            91,551

   Income tax (expense) benefit                                      (12,182)           52,459           (42,126)           52,352
                                                                ------------      ------------      ------------      ------------

INCOME FROM CONTINUING OPERATIONS                                     15,043            79,339            62,642           143,903

   Income (loss) from discontinued operations, net of taxes             (116)              275               (99)           (2,120)
                                                                ------------      ------------      ------------      ------------

NET INCOME                                                            14,927            79,614            62,543           141,783

  Distributions to preferred stockholders                                 --              (856)           (1,462)          (15,262)
                                                                ------------      ------------      ------------      ------------

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS
                                                                $     14,927      $     78,758      $     61,081      $    126,521
                                                                ============      ============      ============      ============

BASIC EARNINGS (LOSS) PER SHARE:
  Income from continuing operations                             $       0.42      $       2.26      $       1.74      $       3.99
  Income (loss) from discontinued operations, net of taxes                --              0.01                --             (0.07)
                                                                ------------      ------------      ------------      ------------
   Net income available to common stockholders                  $       0.42      $       2.27      $       1.74      $       3.92
                                                                ============      ============      ============      ============

DILUTED EARNINGS (LOSS) PER SHARE:
  Income from continuing operations                             $       0.38      $       2.00      $       1.55      $       3.50
  Income (loss) from discontinued operations, net of taxes                --              0.01                --             (0.06)
                                                                ------------      ------------      ------------      ------------
   Net income available to common stockholders                  $       0.38      $       2.01      $       1.55      $       3.44
                                                                ============      ============      ============      ============



                                     -more-

                                                 CCA 2004 Fourth Quarter Results
                                                                          Page 9


               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                       SUPPLEMENTAL FINANCIAL INFORMATION
           CALCULATION OF ADJUSTED FREE CASH FLOW AND ADJUSTED EBITDA
                      (UNAUDITED AND AMOUNTS IN THOUSANDS)

                                                                            FOR THE THREE-MONTHS           FOR THE TWELVE-MONTHS
                                                                             ENDED DECEMBER 31,              ENDED DECEMBER 31,
                                                                         --------------------------      --------------------------
                                                                            2004            2003            2004            2003
                                                                         ----------      ----------      ----------      ----------

Pre-tax income available to common stockholders                          $   27,109      $   26,299      $  103,207      $   74,169
Expenses associated with debt refinancing and recapitalization
  transactions                                                                   --              --             101           6,687
Income taxes paid                                                              (170)           (454)         (3,511)         (2,183)
Depreciation and amortization                                                14,511          13,828          54,511          52,930
Depreciation and amortization for discontinued operations                        --               3              63           1,081
Income tax expense (benefit) for discontinued operations                        (94)           (920)            (70)           (920)
Amortization of debt costs and other non-cash interest                        1,530           1,798           6,750           7,505
Change in fair value of derivative instruments                                   --              --              --          (2,900)
Series B preferred stock dividends satisfied with series B preferred
  stock and non-recurring tender premium                                         --              --              --          10,476
Maintenance and technology capital expenditures                             (12,770)        (13,167)        (48,423)        (35,522)
                                                                         ----------      ----------      ----------      ----------

ADJUSTED FREE CASH FLOW                                                  $   30,116      $   27,387      $  112,628      $  111,323
                                                                         ==========      ==========      ==========      ==========

                                                                            FOR THE THREE-MONTHS          FOR THE TWELVE-MONTHS
                                                                             ENDED DECEMBER 31,             ENDED DECEMBER 31,
                                                                         -------------------------      -------------------------
                                                                            2004           2003            2004           2003
                                                                         ----------     ----------      ----------     ----------

Net income                                                               $   14,927     $   79,614      $   62,543     $  141,783
Interest expense, net                                                        17,368         17,987          69,177         74,446
Depreciation and amortization                                                14,511         13,828          54,511         52,930
Income tax expense (benefit)                                                 12,182        (52,459)         42,126        (52,352)
(Income) loss from discontinued operations, net of taxes                        116           (275)             99          2,120
                                                                         ----------     ----------      ----------     ----------

EBITDA                                                                   $   59,104     $   58,695      $  228,456     $  218,927

Expenses associated with debt refinancing and recapitalization
  transactions                                                                   --             --             101          6,687
Change in fair value of derivative instruments                                   --             --              --         (2,900)
                                                                         ----------     ----------      ----------     ----------

ADJUSTED EBITDA                                                          $   59,104     $   58,695      $  228,557     $  222,714
                                                                         ==========     ==========      ==========     ==========


Note: Adjusted EBITDA and Adjusted free cash flow are non-GAAP financial measures. The Company believes that Adjusted EBITDA and Adjusted free cash flow are important operating measures that supplement discussion and analysis of the Company's results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. The Company believes that it is useful to provide investors, lenders and security analysts' disclosures of its results of operations on the same basis as that used by management.

Management and investors review both the Company's overall performance (including GAAP EPS, net income, and Adjusted free cash flow) and the operating performance of the Company's correctional facilities (Adjusted EBITDA). Adjusted EBITDA is useful as a supplemental measure of the performance of the Company's correctional facilities because it does not take into account depreciation and amortization or the impact of the Company's financing strategies or tax provisions. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company's correctional facilities, management believes that assessing performance of the Company's correctional facilities without the impact of depreciation or amortization is useful. The calculation of Adjusted free cash flow substitutes capital expenditures incurred to maintain the functionality and condition of the Company's correctional facilities in lieu of a provision for depreciation; Adjusted free cash flow also excludes certain other non-cash expenses that do not affect the Company's ability to service debt.

The Company may make adjustments to Adjusted EBITDA and Adjusted free cash flow from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Other companies may calculate Adjusted EBITDA and Adjusted free cash flow differently than the Company does, and therefore comparability may be limited. Adjusted EBITDA and Adjusted free cash flow are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity or an alternative to net income as indicators of the Company's operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company's consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.


                                     -more-

                                                 CCA 2004 Fourth Quarter Results
                                                                         Page 10



               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
              ILLUSTRATION OF NET INCOME ADJUSTED FOR SPECIAL ITEMS
                          AND ASSUMING A TAX PROVISION
         (UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                FOR THE THREE-     FOR THE TWELVE-
                                                                 MONTHS ENDED       MONTHS ENDED
                                                              DECEMBER 31, 2003   DECEMBER 31, 2003
                                                              -----------------   -----------------

Pre-tax income after discontinued operations, as reported       $       26,235      $       88,511
Special items:
   Expenses associated with debt refinancing and
      recapitalization transactions                                         --               6,687
   Change in fair value of derivative instruments                           --              (2,900)
                                                                --------------      --------------
Pre-tax income after discontinued operations, adjusted for
   special items                                                        26,235              92,298


Income tax adjustment                                                  (10,494)            (36,919)
                                                                --------------      --------------

Net income adjusted for special items and assuming a tax
   provision                                                            15,741              55,379

Preferred stock distributions, as reported                                (856)            (15,262)
Excess distributions to preferred stockholders                              --               4,472
                                                                --------------      --------------

Net income available to common stockholders, assuming a tax
   provision, as adjusted for special items                     $       14,885      $       44,589
                                                                ==============      ==============

Per diluted share                                               $         0.38      $         1.23
                                                                ==============      ==============



Note: Throughout 2003, the Company did not recognize an income tax provision because it had not consistently demonstrated an ability to utilize its tax net operating losses within the carryforward period and therefore, applied a valuation allowance to reserve substantially all of its net deferred tax assets. However, at December 31, 2003, the Company concluded that it was more likely than not that substantially all of its deferred tax assets would be realized. As a result, substantially all of the valuation allowance applied to such deferred tax assets was reversed on December 31, 2003, and beginning with the first quarter of 2004, the Company began providing for an income tax provision at a rate on income before taxes equal to the combined federal and state effective tax rates.

Net income available to common stockholders and earnings per diluted share for the three- and twelve-months ended December 31, 2003, adjusted for special items and a tax provision, have been presented for illustrative purposes because the Company believes such amounts are important measures that supplement discussion and analysis of the Company's results of operations, particularly when comparing results of operations during 2003 to results of operations in 2004, because the results of operations in 2004 include an income tax provision and the results of operations for 2003 did not. (Refer to the note under Calculation of Adjusted Free Cash Flow and Adjusted EBITDA for a discussion of why special items are presented.) The income tax adjustment was computed by applying a 40% effective tax rate, which was consistent with the effective tax rate actually experienced in 2004, to pre-tax income, as adjusted for special items detailed in the foregoing table. The income tax adjustment is not intended to represent the adjustment to the historical income taxes that would have resulted using the effective tax rate the Company actually experienced during the periods presented. Effective tax rates are dependent on many factors, some of which are beyond the Company's control.

                                       ###